Exhibit 99.1

August 30, 2004

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.net	(814) 231-4438, email: jlehtihet@c-cor.net

C-COR ANNOUNCES AGREEMENT TO PURCHASE OPTINEL SYSTEMS

Acquisition Rounds Out C-COR’s Optical Packet Transport Capabilities

and Moves Company into Business Service Market

State College, PA (August 30, 2004) – C-COR Incorporated (Nasdaq: CCBL), a global provider of broadband communications products, software systems, and services, today announced that it has entered into an agreement to acquire the business of Elkridge, Maryland-based Optinel Systems, Inc. (www.optinel.com), a privately held provider to the cable industry of optical Ethernet transport solutions from the network core to the customer premise for residential and business services, for an initial cash payment of approximately $9.5 million and the assumption of certain liabilities. The purchase agreement also provides for the payment of an additional $6 million in contingent cash consideration if certain sales objectives are achieved in the thirteen-month period following closing. The purchase transaction is subject to customary closing conditions and is expected to be completed in the first quarter of C-COR’s fiscal year 2005. With the completion of the purchase, Optinel will become part of C-COR’s Broadband Communications Products business segment. C-COR anticipates that, in the twelve months following closing, the Optinel acquisition would add approximately $7 million in net sales and contribute to earnings after integration is completed, which is expected by the end of C-COR’s fiscal year 2005.

Optinel’s flagship PLEXiS™ platform combines Gigabit Ethernet transport modules with DWDM and CWDM hardware to provide cable operators with a true server-to-hub transport solution for services such as VOD, HDTV, broadcast video, high-speed Internet, and cable telephony. Optinel’s bandwidth-optimizing technology enables the network operator to build high-capacity fiber-optic networks capable of simultaneously transmitting on one optical wavelength video, data, and voice traffic in native formats over long distances. This approach provides powerful advantages in flexibility, network performance, cost efficiencies, and revenue opportunities over traditional options of dedicating one optical wavelength to each data protocol, or converting all protocols into a digital baseband format and then restoring them to the native format at their destination. Available with multiple transceiver, transmitter and receiver formats, the PLEXiS array of products provides 1, 2.5 or 10 Gbps of unidirectional or bidirectional capacity per wavelength, allowing an optimized balance between high network capacity and granular scalability. The system supports a wide variety of network configurations ranging from simple, point-to-point links to fully protected multi-service rings or star topologies.

Enhancing its base system that consists of a centralized distribution unit at a regional headend, network interface units at the headends, and an amplifier unit set between them, Optinel recently announced its PLEXiS BxE solution that enables cable operators to cost effectively offer high bandwidth, direct-connect services to small and medium-sized businesses and includes a new line of Customer Premise Equipment products. The BxE line is currently in field trials with leading cable MSOs.

Commenting on the acquisition, David Woodle, Chairman and CEO of C-COR, stated, “Optinel’s technology fills out our next-generation packet-based, optical transport solution and allows us the flexibility to meet the individualized business needs of our customers. With a comprehensive offering, we can now provide our MPS Platform with its 10 Gig-E, bi-directional ring approach or Optinel’s PLEXiS 10 GigE point-to-point approach as a merged architecture solution or a single architecture solution that can be upgraded to a merged solution. In addition, Optinel brings to C-COR a product line that enables our customers to address the burgeoning business services market with rapid deployment and minimal capital investment.”

Sandeep T. Vohra, Co-Founder, President, and CTO of Optinel, also stated, “Combining C-COR and Optinel technology will provide cable operators an unmatched array of optical network options that are rapidly deployable, optimize bandwidth capacity, provide scalability, and reduce costs dramatically. Equally important, our customers will benefit from our combined engineering expertise and experience as the industry moves into the all-digital, on-demand networks of the future.”

C-COR will hold a conference call regarding the acquisition on Monday, August 30, 2004, at 10:00 AM (ET). For information on how to access the conference call, refer to the C-COR news release of August 30, 2004, posted on the Company’s web site (www.c-cor.net), or call C-COR’s Investor Relations at 814-231-4402 or 814-231-4438.

About C-COR (www.c-cor.net)

C-COR is a top-tier global provider of optical packet and digital video transport communications products; end-to-end fiber-to-the-premise systems; comprehensive OSS solutions; and high-end technical outsourced field services—all supporting cost-effective delivery of voice, video, and high-speed data over advanced broadband networks. Headquartered in the U.S. with facilities worldwide, C-COR’s mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to complete and integrate acquisitions and to achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.